Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this registration statement on Form S-1 of our report, which includes an explanatory paragraph relating to Manhattan Pharmaceuticals, Inc.'s ability to continue as a going concern, dated March 28, 2008, on our audits of the financial statements of Manhattan Pharmaceuticals, Inc. as of December 31, 2007 and 2006, and for the years then ended, the period from August 6, 2001 (inception) to December 31, 2007. We also consent to the reference to our Firm under the caption “Experts.”

/s/ J.H. Cohn LLP

Roseland, New Jersey
February 19, 2009